                              UNITED TRANSNET, INC.
              For the Three and Six Months Ended June 29, 1996 and
                           COMBINED FOUNDING COMPANIES
                   For the Three and Six Months Ended June 30,
                1995 EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER
                                 SHARE EARNINGS
                (Thousands of dollars, except share information)




                                                                        For the Three Months Ended     For the Six Months Ended
                                                                          June 29,       June 30,       June 29,      June 30,
                                                                            1996           1995           1996          1995
                                                                          --------       --------       --------      --------

Primary:

Average shares outstanding                                                9,228,116      7,623,668     9,129,704     7,623,668

Dilutive stock options:
(based on the treasury stock method using the
  average market price for the period)                                            0        181,741       219,889       181,741
                                                                        -----------    -----------    ----------    ----------
Total primary shares outstanding and common share equivalents             9,228,116      7,805,409     9,349,593     7,805,409


Net income (loss)                                                       $      (495)   $     1,117    $     1,12    $    2,560
                                                                        ===========    ===========    ==========    ==========

Primary earnings  (loss) per share                                      $     (0.05)   $       0.1    $     0.12    $     0.33
                                                                        ===========    ===========    ==========    ==========




Fully diluted:

Average shares outstanding                                                9,228,116      7,623,668     9,129,704     7,623,668

Dilutive stock options:
(based on the treasury stock method using the period-end market price
  if greater than average market price for the period)                            0        181,741       233,859       181,741
                                                                        -----------    -----------    ----------    ----------

                                                                          9,228,116      7,805,409     9,363,563     7,805,409
Total fully-dilutive shares outstanding

Net income (loss)                                                       $      (495)   $     1,117    $     1,12    $    2,560
                                                                        ===========    ===========    ==========    ==========

Fully diluted earnings (loss) per share *                               $     (0.05)   $      0.14    $     0.12    $     0.33
                                                                        ===========    ===========    ==========    ==========



    * Fully diluted earnings per share is less than 3% dilutive and, therefore, was not disclosed on the Consolidated Statements of Operations in accordance with the provisions of Accounting Principles Board Opinion Number 15.

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